UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)     August 25, 2005

BALLY TOTAL FITNESS HOLDING CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-27478	36-3228107

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8700 West Bryn Mawr Avenue, Chicago, Illinois	60631

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code     (773) 380-3000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

BALLY TOTAL FITNESS HOLDING CORPORATION
FORM 8-K
Current Report

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

           On August 26, 2005, Bally Total Fitness Holding Corporation (“Bally” or “Company”) announced that Stephen Swid had resigned from the Company’s Board of Directors. Mr. Swid’s resignation was not due to any disagreement with the Company.

Item 8.01	Other Events.

           On August 25, 2005, the Company issued a press release announcing that the Company has reached an agreement with holders of a majority of its outstanding 9 7/8% Senior Subordinated Notes due 2007 (the “Senior Subordinated Notes”) to an extension through November 30, 2005 of the waiver of the financial reporting covenant default under the indenture governing the Senior Subordinated Notes. The agreement with the holders of the Senior Subordinated Notes is subject to the Company receiving a similar waiver extension from the holders of the 10 1/2% Senior Notes due 2011 (the “Senior Notes”) and approval of the amendment to the Credit Agreement referenced below, and will automatically terminate if such conditions are not satisfied by the close of business on September 2, 2005, and, at the option of a significant holder, after close of business on August 30, 2005 or prior thereto under certain other circumstances.

           Pursuant to the terms of the agreement with holders of the Senior Subordinated Notes, accredited investors who consent to the extension will receive, at the holder’s election, either 9.2308 shares of the Company’s common stock, par value $.01 per share, which will not be registered under federal or state securities laws, or $20.00 in cash for each $1,000 principal amount of Senior Subordinated Notes as to which consent is delivered. Consenting holders who are not accredited investors will receive $20.00 for each $1,000 principal amount of Senior Subordinated Notes.

           The Company also announced that it has amended its offer to holders of the Senior Notes to extend the waiver of the financial reporting covenant default under the indenture governing the Senior Notes to November 30, 2005 and increase the consent fee payable to consenting holders of the Senior Notes to $15.00 per $1,000 in principal amount, paid as a one-time fee. The consent solicitation to holders of Senior Notes is scheduled to terminate at 5:00 p.m. EDT on August 30, 2005.

           The Company also announced that it has requested an amendment to the Credit Agreement, dated November 18, 1997, as amended and restated as of October 14, 2004, as amended, between the Company and the lenders parties thereto, and JPMorgan Chase Bank, as Agent (the “Credit Agreement”), to, among other things, (i) permit payment of the consent fees to the holders of the Senior Notes and the Senior Subordinated Notes, (ii) permit certain expenses to be added back to the Company’s EBITDA in connection with financial covenant calculations under the Credit Agreement, (iii) exclude certain consent fees from interest expense in calculating the EBITDA to interest expense ratio under the Credit

Agreement, and (iv) reduce the EBITDA to interest expense ratio to 1.65x from 1.70x for the quarter ending March 31, 2006. Consents are scheduled to be provided by August 30, 2005.

           The press release is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(c) Exhibits

99.1	Press release dated August 25, 2005 announcing agreement with holders of a majority of its Senior Subordinated Notes to consent to a waiver of financial reporting covenant default until November 30, 2005, amendment of the offer to holders of Senior Notes, and request for amendment of the Credit Agreement.

           Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

BALLY TOTAL FITNESS HOLDING CORPORATION

Registrant

Dated: August 26, 2005	/s/ Marc D. Bassewitz

Marc D. Bassewitz
Senior Vice President, Secretary and General Counsel